UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 15, 2009

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadows Way, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 737-1367
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01.	Other Events.

The Registrant’s director compensation program implemented in 2005 provided for each of the Registrant’s non-employee directors to receive $25,000 in annual cash compensation, with additional cash fees paid for committee service, payable in equal quarterly installments.  Based on current committee membership, the 2009 board and committee fees are estimated to be $235,000.  For purposes of preserving the Registrant’s cash, in April 2009, the Registrant’s board of directors adopted a change to the director compensation program to provide for non-employee director compensation for 2009 to be paid in non-qualified stock options instead of cash.

Accordingly, on May 15, 2009, the Registrant granted non-qualified stock options under the Registrant’s 2000 Stock Plan to each of its seven non-employee directors as payment in lieu of 2009 cash compensation.  The stock options expire seven years following the grant date, vest in four equal installments on May 15, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 and have an exercise price of $2.99 per share, the closing price of the Registrant’s common stock on May 15, 2009.  Such awards were made on May 15, 2009 which represents the Registrant’s first pre-set grant date following approval in accordance with the Registrant’s equity award practices.

An aggregate of 157,200 non-qualified stock options were awarded with a breakdown by non-employee director as follows:

Director	Committee Membership	Stock Options Awarded

John Metcalf	Audit Committee Chair, Nominating & Corporate Governance Committee Member	28,400

Nam Suh	Compensation Committee Chair	23,600

William Sammons	Audit Committee Member, Compensation Committee Member	25,000

Papken der Torossian	Audit Committee Member, Compensation Committee Member	25,000

Robert Sterne	Nominating & Corporate Governance Committee Chair	20,000

William Hightower	Nominating & Corporate Governance Committee Member	18,400

Todd Parker	n/a	16,800

The value of these options will be calculated using the Black-Scholes option pricing model and will be recorded to expense over their vesting term.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2009
PARKERVISION, INC.

By: /s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer